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Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
OF
VARSITY GROUP INC.
AT
$0.20 PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED MARCH 7, 2008
BY
VGI ACQUISITION CORP.
A WHOLLY-OWNED SUBSIDIARY OF
VGI HOLDINGS CORP.
A WHOLLY-OWNED SUBSIDIARY OF
FOLLETT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY TIME) ON APRIL 4, 2008, UNLESS THE OFFER IS EXTENDED.

March 7, 2008

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        We have been engaged by VGI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of VGI Holdings Corp., a Delaware corporation ("Parent"), which is a wholly-owned subsidiary of Follett Corporation, an Illinois corporation ("Follett"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of the common stock, par value $0.0001 per share (the "Shares"), of Varsity Group Inc. (the "Company"), at a price of $0.20 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 7, 2008 (the "Offer to Purchase") and the related letter of transmittal enclosed herewith.

        Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

        1.     Offer to Purchase dated March 7, 2008;

        2.     Letter of transmittal for your use in accepting the offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the letter of transmittal may be used to tender Shares);

        3.     Notice of Guaranteed Delivery to be used to accept the offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer and Trust Company (the "Depositary") prior to the expiration of the offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer;

        5.     A letter to the stockholders of the Company from James M. Craig, the Company's Chief Executive Officer, President and Chief Financial Officer, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

        7.     Return envelope addressed by mail to: Georgeson, Inc., 199 Water Street, 26th Floor New York, NY 10038

        We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights will expire at 12:00 midnight (New York City time) on April 4, 2008, unless the offer is extended.

        The offer is not subject to any financing contingency. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn, prior to the expiration of the offer, a number of the Shares that, together with the Shares beneficially owned by Parent and its affiliates and the Shares, if any, available for purchase by Purchaser pursuant to the "top-up" option granted by the Company to Purchaser pursuant to the Merger Agreement (as defined below), represents at least 90% of the Shares outstanding (determined on a fully diluted basis after giving effect to the exercise of the "top-up" option) immediately prior to the acceptance of the Shares pursuant to the offer. Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions of the Offer" of the Offer to Purchase.

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the Agreement and Plan of Merger, dated as of February 22, 2008 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company, and the transactions contemplated thereby, including the offer and the merger of Purchaser with and into the Company (the "Transactions"), in accordance with the Delaware General Corporation Law, and determining that the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the Merger Agreement, if required.

        The offer is being made pursuant to the Merger Agreement, which provides that following the offer, and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company. Upon completion of the merger, each Share not previously acquired in the offer will be converted into the right to receive in cash and without interest, the same price per Share paid in the offer, subject to appraisal rights and applicable withholding of taxes.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate), (ii) a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a letter of transmittal) and (iii) any other documents required by the letter of transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any delay in making such payment.

        Holders of outstanding Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering the Shares—Guaranteed Delivery" of the Offer to Purchase. See Instruction 2 of the letter of transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and Georgeson Inc. (the "Information Agent")) for soliciting tenders of Shares pursuant to the offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

        Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours, Georgeson Inc.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, Purchaser, Follett, the Depositary, the Information Agent or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

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  Exhibit (a)(1)(D)